Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

In connection with the filing with the U.S. Securities and Exchange Commission  ("SEC"), of Amendment No. 1 to the Annual Report on Form 20-F of Pointer Telocation Ltd. ("Pointer"), for the year ended December 31, 2011, we consent to the incorporation by reference in the Registration Statements on  Form F-3 (No. 333-111019, , 333-126257, 333-143399 and 333-167144) and in the related Prospectus and on Form S-8 (No. 333-173155, 333-118897, 333-113420, 333-141306, 333-139717) pertaining to the Employees' Stock Option Plan of Pointer Telocation Ltd., of our report dated March 29, 2012 with respect to the consolidated financial statements of Pointer included in the Annual Report (Form 20-F) for the year ended December 31, 2011, filed with the SEC.

/s/ Kost, Forer, Gabbay & Kasierer A Member of Ernst & Young Global

Tel-Aviv, Israel
April 25, 2012